FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB REPORTS EPS OF $0.31 AND RECORD REVENUE FOR Q1 2005

AMSTERDAM (27 April, 2005) - Core Laboratories' continuing operations reported earnings of $0.31 per diluted share, an increase of 63% over year-earlier totals, on record first quarter revenues of $115,955,000. It was the fifth straight calendar quarter for which Core's continuing operations have reported record levels of earnings per diluted share and revenue. It was also the ninth consecutive quarter for which the Company's continuing operations have met or exceeded internal Company targets. The year-over-year quarterly revenue increased 16%, while operating margins reached 12%, the highest first quarter margins in Company history. Year-over-year incremental operating margins expanded to over 29%.

Sequentially, first quarter revenue totals were essentially flat compared to fourth quarter 2004 totals. First quarter earnings per diluted share from continuing operations were up 6% sequentially from fourth quarter 2004 totals when foreign exchange effects are excluded. (See the accompanying schedule on page 4). This sequential performance compares favorably to the Company's historical trends. On average over the previous five years, Core's first quarter revenues and earnings per diluted share have declined from prior year fourth quarter totals. This historical trend is due to the geographical markets the Company serves and to higher proportional revenue content from national oil companies. Core's experience is that national oil companies tend to increase levels of expenditure as the calendar year progresses with the largest levels of expenditure in the third and fourth quarters of the year.

All three Company operating segments posted record first quarter revenue totals. The Company reported that worldwide, oil and natural gas companies increased utilization of Core's patented and proprietary technologies to optimize reservoir performance, maximize daily hydrocarbon production, and increase the ultimate hydrocarbon recovery from their existing fields. Several new Reservoir Description projects focused on hydrocarbon flow assurance using Core's PFITM Pressurized Fluid Imaging system technology. Additional field-flood projects utilized the Company's SMAXTM Saturation Monitoring by Attenuation of X-rays technology to determine the relative permeabilities of water, crude oil, and natural gas as reservoir fluids flow from the reservoir to the wellbore.

Core's Production Enhancement segment generated its best quarter ever because of unprecedented demand for SpectraScanTM, SpectraChemTM, and SpectraFloodTM services, while demand for HEROTM High Efficiency Reservoir Optimization perforating charges and gun systems also reached all-time highs. Reservoir Management operations expanded the Tight Gas Sands project related to unconventional natural gas field developments in the Barnett Shale in Texas and Oklahoma and tight sandstone reservoirs throughout the U.S. and Canadian Rocky Mountain region. Core's new and exclusive QRPSM QuickRock Properties technology is being used by engineers to better quantify economic accumulations of natural gas in reservoirs with minimal permeability.

"Core's operations posted solid quarterly results as demand sharply increased for the Company's reservoir optimization technologies," said Core's Chairman, President, and CEO David M. Demshur. "Increasing client acceptance of new reservoir optimizing technologies and services has generated another record quarter for revenues and earnings. Oil companies cannot change the laws of physics, or defeat the production decline curve, but many of our clients are extending their aging fields' production and cash flow using Core Lab technology. Core continues to be the most technologically advanced, uniquely focused reservoir optimization Company in the oilfield services industry."

Reservoir Description

Reservoir Description operations posted record first quarter revenues of $67,432,000, up 11% from the year-ago quarter. The revenue total was the second highest ever for the segment, exceeded only by (the seasonally strong) fourth quarter 2004 totals of $70,182,000. Operating profit reached $6,451,000, yielding margins of 10% and year-over-year incremental margins exceeding 30%.

The increased revenue totals and margin improvements were driven by higher client utilization of proprietary and patented Core Lab technology. Several reservoir fluid flow assurance studies in the Gulf of Mexico used Core's PFI service to ensure that oil and natural gas continued to flow unabated through flowlines from deepwater reservoirs to the surface. The PFI technology identifies the exact temperature and pressure envelope needed to eliminate potential pore and pipeline plugging caused by the precipitation and formation of asphaltene and tar compounds. This technology is especially critical for deepwater reservoirs with ultra-high temperatures and pressures and flowlines on the seafloor surrounded by water at near-freezing temperatures.

Core initiated several new field-flood projects for major and national oil companies during the quarter. Permeability calculations are essential to determine the quantity of fluid that can flow through porous rock, and relative permeability to the three reservoir fluids - crude oil, natural gas, and water - ultimately determines the quantities of oil and natural gas that will be recovered from aging fields. SMAX technology is used by clients to maximize ultimate recovery by helping to ensure that the relative permeabilities to oil and natural gas remains high - thereby optimizing hydrocarbon flow - while the relative permeability to water, and its production, remain at low levels.

Production Enhancement

The Production Enhancement segment posted its best quarter ever as revenues reached $42,407,000, up 23% from year-earlier totals, while operating profit and margins climbed to $6,506,000 and 15%, respectively. Demand for SpectraScan hydraulic fracture diagnostic technology and SpectraChem frac gel clean-up technology reached all-time highs.

Industry-leading SpectraScan technology allows clients to determine the effectiveness and efficiency of a hydraulic fracture stimulation. SpectraScan data indicate if the proppant pumped into a well to hold fractures open has been placed successfully in the proper reservoir zones, thereby maximizing production potential from the well. SpectraChem technology allows clients to monitor and optimize the near-wellbore clean-up of the fracing gels. More effective clean-up of frac gels promotes better flow of hydrocarbons to the wellbore and maximizes ultimate recovery from the reservoir.

Client requests for Core's HERO perforating charges and gun systems, effective in shallow to medium-depth natural gas wells, reached unprecedented levels. The HERO product line is currently being expanded for applications to deeper reservoirs containing both crude oil and natural gas accumulations. The Company, in conjunction with ChevronTexaco, also successfully designed and tested perforating charges for ultra-thick, chrome alloy tubulars that will be needed in ultra-deep wells. Project Genesis targets special alloy tubulars, which exceed one inch in thickness, needed to case wells such as several currently being drilled that are projected to reach total depth at 25,000 feet or more.

Reservoir Management

Reservoir Management continuing operations revenues increased to $6,116,000, while operating profit reached a quarterly high of $907,000. The Tight Gas Sands project and several proprietary projects are employing Core's new QRP service that utilizes specialized nuclear magnetic resonance (NMR) technologies to calculate ultra-low permeabilities associated with non-conventional natural gas reservoirs. These permeabilities, often in the micro- to nano-darcy range (one-millionth to one-billionth of a standard unit of measure of transmissibility), can be critical in determining the economics of a field development. Currently, several independent oil and natural gas companies are using QRP technology to successfully develop large-scale tight gas reservoir projects.

Stock Repurchase Program

Core continued its Share Repurchase Program during the first quarter of 2005 by buying approximately 365,000 shares of its common stock in open-market purchases. Since the inception of the Share Repurchase Program in October 2002, Core has repurchased over 8,300,000 shares at an approximate average price of $15.35. Currently, Core has approximately 26,080,000 shares outstanding and 28,010,000 diluted weighted average shares outstanding. Core has invested over $128,000,000 in its Share Repurchase Program and has bought back more than 22% of its diluted weighted average shares outstanding.

The Company received authorization to repurchase up to 10% of its outstanding shares at the Annual Shareholders Meeting held in Amsterdam on 15 April, 2005. Therefore, the Company can repurchase approximately 2,600,000 shares through October 2006. "The Company will continue to use our considerable free cash to enhance shareholder value," said Executive Vice President, Richard L. Bergmark. "With Supervisory Directors and Executive Management beneficially owning 8.8% of Core - one of the highest ownership positions in the publicly traded, oilfield services sector - we are clearly aligned with our investors to continue to add shareholder value to the Company."

Sarbanes-Oxley Section 404 Update

The Management of Core Laboratories assessed the effectiveness of the Company's internal control over financial reporting as of 31 December, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations (COSO) in Internal Control - Integrated Framework. Based on Core's Executive Management's assessment and those criteria, the management determined that the Company maintained effective internal control over financial reporting as of 31 December, 2004 and, therefore, have not identified any material weaknesses.

Second Quarter and Full-Year 2005 Targets

For the second quarter of 2005, Core expects revenue to be approximately $120,000,000, an increase of 17% over second quarter 2004 totals. Second quarter earnings per diluted share are expected to range from $0.33 to $0.35, compared with the $0.24 per diluted share earned from operations in the second quarter of 2004. Core now expects to earn $1.35 to $1.40 per diluted share for all of 2005, up from earlier full-year 2005 guidance of $1.25 to $1.30 per diluted share. Second quarter and full-year 2005 earnings guidance excludes all stock-based compensation expense.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 28 April, 2005. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2004 Form 10-K filed 15 March, 2005, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The following reconciliation schedule is provided in accordance with the Securities and Exchange Commission's Regulation G and reconciles net income from continuing operations to the measure used to calculate the change in diluted earnings per share, excluding foreign exchange, in the accompanying press release. Management believes this measure provides more useful information for the investor to analyze the Company's results on a comparable basis.

	Three Months Ended
	31 March 2005	31 December 2004
Net Income:	(Unaudited, amounts in thousands, except per share data)
Net Income from Continuing Operations	$ 8,723	$ 9,541
Foreign Exchange (Loss)/Gain, net of tax	(422)	882
Net Income from Continuing Operations Excluding Foreign Exchange	$ 9,145	$ 8,659

Diluted Earnings (Loss) Per Share:
Net Income from Continuing Operations	$ 0.31	$ 0.34
Foreign Exchange (Loss)/Gain, net of tax	(0.02)	0.03
Net Income from Continuing Operations Excluding Foreign Exchange	$ 0.33	$ 0.31

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	28,014	28,322

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(UNAUDITED)

	Three Months Ended
	31 March 2005	31 March 2004

REVENUES	$ 115,955	$ 100,317

OPERATING EXPENSES:
Costs of services and sales	90,061	79,932
General and administrative expenses	7,352	6,207
Depreciation and amortization	3,714	4,526
Performance-based stock compensation	308	-
Other (income) expense, net	492	194
	101,927	90,859
INCOME FROM CONTINUING OPERATIONS
BEFORE INTEREST EXPENSE AND
INCOME TAX EXPENSE	14,028	9,458
INTEREST EXPENSE	2,036	2,037

INCOME BEFORE INCOME TAX EXPENSE	11,992	7,421
INCOME TAX EXPENSE	3,269	2,000
INCOME FROM CONTINUING OPERATIONS	8,723	5,421

LOSS FROM DISCONTINUED OPERATIONS, NET	-	(11,958)
NET INCOME (LOSS)	$ 8,723	$ (6,537)

Diluted Earnings (Loss) Per Share:
Income from Continuing Operations	$ 0.31	$ 0.19
Loss from Discontinued Operations	-	(0.41)
Net Income (Loss)	$ 0.31	$ (0.22)

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	28,014	29,109

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 67,432	$ 60,485
Production Enhancement	42,407	34,401
Reservoir Management	6,116	5,431
Total	$ 115,955	$ 100,317

Income (Loss) Before Interest and Taxes:
Reservoir Description	$ 6,451	$ 4,260
Production Enhancement	6,506	4,970
Reservoir Management	907	336
Corporate and other	164	(108)
Total	$ 14,028	$ 9,458

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
 (amounts in thousands)
(Unaudited)

ASSETS:	31 March 2005	31 December 2004

Cash and Cash Equivalents	$ 17,814	$ 16,030
Accounts Receivable, net	98,159	95,449
Inventory	29,341	29,426
Other Current Assets	12,065	10,739
Total Current Assets	157,379	151,644

Property, Plant and Equipment, net	79,105	79,622
Intangibles, Goodwill and Other Long Term Assets, net	158,664	157,531
Total Assets	$ 395,148	$ 388,797

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 28,997	$ 28,632
Other Current Liabilities	36,066	38,482
Liabilities of Assets Held for Sale	-	297
Total Current Liabilities	65,063	67,411

Long-Term Debt and Lease Obligations	112,216	110,224
Other Long-Term Liabilities	22,597	20,866
Shareholders' Equity	195,272	190,296
Total Liabilities and Shareholders' Equity	$ 395,148	$ 388,797

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Three Months Ended
31 March 2005

CASH FLOWS FROM OPERATING ACTIVITIES	$ 11,668

CASH FLOWS FROM INVESTING ACTIVITIES	$ (3,313)

CASH FLOWS FROM FINANCING ACTIVITIES	$ (6,571)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,784
CASH AND CASH EQUIVALENTS, beginning of period	16,030
CASH AND CASH EQUIVALENTS, end of period	$ 17,814

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